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                      DECLARATION MANAGEMENT & RESEARCH LLC

                                 CODE OF ETHICS

Declaration Management & Research LLC ("Declaration" or "the Company") is committed to the highest ethical and professional standards. This Code of Ethics provides guidance to officers and employees of Declaration (collectively referred to as "employees") when they conduct any personal investment transactions. Employees are expected to place the interests of clients ahead of their personal interests and to treat all client accounts in a fair and equitable manner.

Employees are encouraged to raise any questions concerning the Code of Ethics with Carole Parker, Compliance Officer (the "Compliance Officer") or William P. Callan, President.

CODE PROVISIONS

1. BAN ON TRANSACTIONS IN CORPORATE FIXED INCOME SECURITIES, NON-GOVERNMENTAL ASSET-BACKED SECURITIES OR DERIVATIVES THEREOF.

     No employee of Declaration or "family member"/1/ of such an employee may trade in any corporate fixed income securities or non-governmental asset-backed securities, domestic or international, or any securities or derivatives that derive their value principally from any corporate fixed income securities or non-governmental asset-backed securities. Exemptions may be requested by contacting the Compliance Officer, in writing. Exemptions may be granted for investments held at the time of employment, investments held at the time of an employee becoming subject to this restriction, investments in Declaration-managed funds where such investment appears to present no opportunity for abuse, or for other compelling reasons. The securities referenced in footnote 2 below are excluded from the bans contained in this section.

2.   PRE-CLEARANCE

Declaration requires that all permitted personal trades for employees and their "family members", as defined in this Code, be pre-cleared. This requirement for pre-clearance


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/1[1]/ For the purposes of this Code, the term "family member" means an employee's "significant other", spouse or other relative, whether related by blood, marriage or otherwise, who either (i) shares the same home, or (ii) is financially dependent upon the employee, or (iii) whose investments are controlled by the employee. The term also includes any unrelated individual for whom an employee controls investments and materially contributes to the individual's financial support.

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approval applies to all transactions in debt and equity securities/2/ and derivatives which are not otherwise banned pursuant to this Code, and includes private placements (including 144A's), whether described in footnote 2 below or not, in order to avoid any perception of favored treatment from other industry personnel or companies. Transactions in publicly-traded equity securities and in publicly- registered, tax-exempt, domestic debt securities (municipal bonds) are excluded from this pre-clearance requirement. A request for pre-clearance should be submitted to the Compliance Officer, containing the following information:

     a)  The employee's name and name of individual trading, if different,
     b)  Name, type and description of security or derivative,
     c)  CUSIP number, if publicly traded,
     d)  Whether sale or purchase,
     e)  If sale, date of purchase,
     f) If a private placement (including 144A's), the seller and/or the broker and whether or not the seller and/or the broker is one with whom the associate does business for the Company,
     g)  The date of the request,

or such other information as the Compliance Officer may determine from time to time.

Clearance of private placements or other transactions may be denied if the transaction would raise issues regarding the appearance of impropriety. A sample form for pre-clearance is attached. Please note that approval is effective only for the date granted.

In addition, portfolio managers, analysts and others with access to information about anticipated trading in client portfolios are reminded of the importance of not "front-running" a client trade or trading in close proximity (before or after) to a known or expected trade in a client account. Sanctions may be imposed for personal trading in conflict with client interests or for the mere "appearance of impropriety" in personal trading.

3. NO PURCHASES OF INITIAL PUBLIC OFFERINGS (IPOS)

In addition to the bans contained in Section 1, no employee or "family member" may purchase any newly issued publicly-offered securities until the next business (trading) day after the offering date and after receipt of pre-clearance approval. No purchase

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/2/ Excludes (i) direct obligations of the Government of the United States; (ii)
bankers' acceptances, bank certificates of deposit, commercial paper and high quality (one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization) short-term debt instruments (maturity at issuance of less than 366 days), including repurchase agreements; and (iii) shares issued by registered open-end investment companies (mutual funds).


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should be at other than the market price prevailing on, or subsequent to, such business day. The Compliance Officer may grant exemptions from this ban for compelling reasons if the proposed purchase appears to present no opportunity for abuse.

Employees who are registered representatives of a broker-dealer (such as Signator Investors) are subject to NASD rules and the broker-dealer's own policies and procedures regarding purchases of IPO's.

4. ACCESS PERSONS: INITIAL AND ANNUAL DISCLOSURES OF PERSONAL HOLDINGS

For purposes of Rule 17j-1 under the Investment Company Act of 1940, Declaration has decided to treat all directors, officers and employees of Declaration as though they were "access persons." Therefore, all directors, officers and employees of Declaration, within 10 days after becoming an "access person" and annually thereafter, must disclose all securities in which they have any direct or indirect beneficial ownership other than securities referenced in footnote 2 above, and the name of any broker, dealer or bank with whom the individual maintained an account in which any securities were held for the direct or indirect benefit of the individual. Any accounts over which the "access person" has no direct or indirect influence or control are exempted from this disclosure requirement. Both "initial" and "annual" reports furnished under this section must contain the information required by Rule 17j-1(d)(1).

5. QUARTERLY REPORTS

Declaration requires all directors, officers and employees to file Individual Securities Transactions Reports ("Quarterlies") by the 10th day of the month following the close of a quarter. These are required of directors, officers and certain employees by Rule 204-2(a)(12) under the Investment Advisers Act of 1940 and by Rule 17j-1(d)(1) under the Investment Company Act of 1940 and must contain all of the information required by those rules. All securities transactions in which the individual has any direct or indirect beneficial ownership must be disclosed except for (i) transactions effected in any account over which the individual has no direct or indirect influence or control; and
(ii) transactions in the securities referenced in footnote 2 above. In addition, all accounts in which any securities were held for the direct or indirect benefit of the employee must be disclosed. The format for these reports has changed and each individual should carefully review the information requested and be sure that all required information has been disclosed.

6. INSIDE INFORMATION POLICY AND PROCEDURES

Please refer to a separate Declaration policy, the Company Inside Information Policy and Procedures, and a separate John Hancock policy, the Policy Regarding Insider Trading and Dissemination of Inside Information. In addition to the reporting requirements under


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this Code of Ethics, employees are subject to certain reporting obligations under the Company Inside Information Policy and Procedures. These include reporting accounts over which the employee has investment discretion and a requirement that notice of each transaction in such an account be sent to the Compliance Office within 10 days of a transaction.

All employees are also subject to the John Hancock Policy Regarding Insider Trading and Dissemination of Inside Information.

The Standards of Practice Handbook (AIMR 1999), noted below, contains a useful discussion on the prohibition against the use of material, non-public information.

7. CONFLICT OF INTEREST AND BUSINESS PRACTICE POLICY

As required by its parent company, Declaration has adopted the Company Conflict and Business Practice Policy, which is distributed annually to each employee for review and certification of compliance. The provisions of the Company Conflict and Business Practice Policy, therefore, are not incorporated within this Code of Ethics.

8. DEALING WITH BROKERS AND VENDORS

Declaration employees should consult the Company Conflict and Business Practice Policy regarding business dealings with brokers and vendors. Certain activities may require the approval of the President of Declaration and the Chairman or the General Counsel of John Hancock Life Insurance Company. Employees are reminded that any dealings with and/or potential expenditures involving public officials are further limited by Section X of the Company Conflict and Business Practice Policy.

9. SERVICE AS DIRECTOR

Employees should refer to the Company Conflict and Business Practice Policy regarding service on boards of publicly traded companies as well as service on certain privately held company, non-profit or association boards.

10. ANNUAL REPORT TO THE BOARD

Declaration will be required to report annually to its Board of Directors that all employees have received a copy of this Code of Ethics and have certified their compliance.

Declaration will summarize for the Board existing procedures and any changes made during the past year or recommended to be made, and will identify to the Board, and may identify to the Board of Directors of any registered investment company advised by Declaration, any violations requiring significant remedial action during the past year.


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11. ASSOCIATION FOR INVESTMENT MANAGEMENT AND RESEARCH ("AIMR") STANDARDS OF
    PRACTICE HANDBOOK (9TH ED. 1999)

At Declaration, some employees have earned and others are candidates for the Chartered Financial Analyst designation ("CFA(R)") and are subject to the Code of Ethics and Standards of Professional Conduct contained in the AIMR Standards of Practice Handbook. Employees are reminded that the Handbook is an excellent resource for information on professional conduct. Copies are available from the Compliance Officer.

12. CODE OF ETHICS ENFORCEMENT

Employees are required annually to certify their compliance with this Code of Ethics. The Compliance Officer may grant exemptions/exceptions to the requirements of the Code on a case by case basis if the proposed conduct appears to involve no opportunity for abuse. All exceptions/exemptions shall be in writing and copies shall be maintained with a copy of the Code. A record shall be maintained of any decision to grant pre-clearance to a private placement transaction, or to grant an exemption to the ban on purchases of IPO's, together with the reasons supporting the decision. The Compliance Officer will conduct post-trade monitoring and other audit procedures reasonably designed to assure compliance with the Code of Ethics. Employees are advised that the Code's procedures will be monitored and enforced, with potential sanctions for violations including a written warning, disgorgement of profits, fines, suspension, termination and, where required, reports to the AIMR or the appropriate regulatory authority. Copies of all reports filed, records of violations and copies of letters or other records of sanctions imposed will be maintained in a compliance file. Significant violations of the Code may be referred by the Compliance Office to the Declaration Board of Directors for review and/or appropriate action.

Amended and restated as of October 1, 2003.

CODE OF ETHICS.DOC

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